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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       MODIS PROFESSIONAL SERVICES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[MPS LOGO APPEARS HERE]

                       MODIS PROFESSIONAL SERVICES, INC.
                              1 INDEPENDENT DRIVE
                          JACKSONVILLE, FLORIDA 32202

                                APRIL 21, 2000

DEAR MODIS PROFESSIONAL SERVICES, INC. SHAREHOLDER:

  On behalf of the Board of Directors and management of Modis Professional Services, Inc., I cordially invite you to attend the annual meeting of shareholders (the "Annual Meeting") to be held at the Company's Headquarters, 1 Independent Drive, 2nd Floor Auditorium, Jacksonville, Florida on May 24, 2000 at 11:00 a.m., local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

  In addition to the specific matters to be acted upon, there also will be a report on the operations of the Company. Directors and officers of the Company will be present to respond to shareholders' questions.

  It is important that your shares be represented at the Annual Meeting. Regardless of whether you plan to attend, you are requested to mark, sign, date and promptly return the enclosed proxy in the envelope provided. If you attend the Annual Meeting, which we hope you will do, you may vote in person even if you have previously mailed a proxy card.

                                          Sincerely,

                                          /s/Derek E. Dewan
                                          DEREK E. DEWAN,
                                          Chairman of the Board of Directors,
                                          President and Chief Executive
                                          Officer

                       MODIS PROFESSIONAL SERVICES, INC.
                              1 INDEPENDENT DRIVE
                          JACKSONVILLE, FLORIDA 32202

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 24, 2000

TO THE HOLDERS OF COMMON STOCK:

  PLEASE TAKE NOTICE that the annual meeting of shareholders (the "Annual Meeting") of Modis Professional Services, Inc. (the "Company") will be held on Wednesday, May 24, 2000 at 11:00 a.m., local time, at the Company's Headquarters, 1 Independent Drive, 2nd Floor Auditorium, Jacksonville, Florida.

  The Annual Meeting will be held for the following purposes:

1. To elect five directors to serve terms scheduled to end in conjunction with the next annual meeting of shareholders or until their successors are elected and qualified; and

2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  All shareholders are cordially invited to attend the Annual Meeting; however, only shareholders of record at the close of business on April 3, 2000, are entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors,


                                          /s/Marc M. Mayo
                                          MARC M. MAYO,
                                          SENIOR VICE PRESIDENT, SECRETARY AND
                                          GENERAL COUNSEL

Dated: April 21, 2000
Jacksonville, Florida

REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE.

                       MODIS PROFESSIONAL SERVICES, INC.
                              1 INDEPENDENT DRIVE
                          JACKSONVILLE, FLORIDA 32202

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD MAY 24, 2000

                                 INTRODUCTION

  This Proxy Statement and the enclosed form of proxy are first being sent to shareholders of Modis Professional Services, Inc., a Florida corporation (the "Company"), on or about April 24, 2000, in connection with the solicitation by the Company's Board of Directors of proxies to be used at the annual meeting of shareholders (the "Annual Meeting") of the Company to be held on Wednesday, May 24, 2000, at 11:00 a.m., local time, or at any adjournment thereof. The Annual Meeting will be held at the Company's Headquarters, 1 Independent Drive, 2nd Floor Auditorium, Jacksonville, Florida.

  Only shareholders of record at the close of business on April 3, 2000 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, the Company had outstanding 96,406,636 shares of Common Stock, par value $.01 per share (the "Common Stock").

                               VOTING PROCEDURES

  The Board of Directors has designated Derek E. Dewan and Michael D. Abney, and each or either of them, as proxies to vote the shares of Common Stock solicited on its behalf. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it has been exercised by: (i) giving written notice to the Secretary of the Company; (ii) delivery of a later dated proxy; or (iii) attending the Annual Meeting, notifying the Secretary of the Company or his delegate and voting in person. The shares represented by the proxy will be voted in accordance with the directions given unless the proxy is mutilated or otherwise received in such form as to render it illegible. If sufficient votes in favor of the election of directors are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies.

  Each outstanding share of the Company's Common Stock is entitled to one vote. The Company's Bylaws provide that a majority of shares entitled to vote and represented in person or by proxy at a meeting of the shareholders constitutes a quorum. The Company's Bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Company's Bylaws further provide that other matters are approved if affirmative votes cast by the holders of the shares represented at a meeting at which a quorum is present and entitled to vote on the subject matter exceed the votes opposing the action, unless a greater number of affirmative votes or voting by classes is required by the Florida Business Corporation Act or the Company's Articles of Incorporation. Therefore, although abstentions and broker non-votes are counted for quorum purposes, abstentions and broker non-votes generally have no effect under Florida law. A broker non-vote occurs when a broker who holds shares in street name for a customer does not have authority to vote on certain non-routine matters under the rules of the New York Stock Exchange because its customer has not provided any voting instructions on the matter.

  Regarding the election of Directors, shares may be voted for or withheld from each nominee. Abstentions and broker non-votes will have no affect on the election of Directors.

  Shareholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted "FOR" the election of all nominees.

                             ELECTION OF DIRECTORS

  At the Annual Meeting, five individuals will be elected to serve as directors of the Company for terms scheduled to end in conjunction with the next annual meeting of shareholders or until their successors are duly elected and qualified. Each nominee is presently available for election and is a member of the Board of Directors. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may in their discretion vote for a substitute.

  Information concerning the Board of Directors' nominees, based on data furnished by them, is set forth below. There are no family relationships between any directors or executive officers of the Company.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                                                                      Year First
                                 Positions With the Company;            Became
                                Principal Occupations during          Director of
       Name (Age)             Past 5 Years; Other Directorships       the Company
 ----------------------- ------------------------------------------   -----------
 Derek E. Dewan (45)*    President and Chief Executive Officer of        1994
                         the Company since January 1, 1994;
                         Director since January 28, 1994 (Chairman
                         since June 19, 1996); Partner with the
                         accounting firm of PricewaterhouseCoopers
                         LLP for more than five years prior to
                         joining the Company, most recently as the
                         managing partner of the Jacksonville,
                         Florida office. Mr. Dewan currently serves
                         on the Board of Directors of Transit
                         Group, Inc. and Epix Corp.
 Peter J. Tanous (61)*.+ President of Lynx Investment Advisory,          1997
                         Inc. since 1984. Previously Executive Vice
                         President of Bank Audi (U.S.A.), Chairman
                         of Petra Capital Corporation, and First
                         Vice President and International Regional
                         Director with Smith Barney. Mr. Tanous
                         currently serves on the Board of Directors
                         of Cedars Bank, Kistler Aerospace
                         Corporation, Interstate Resources, Inc.,
                         and TechniFlite of America, Inc.
 T. Wayne Davis (53)*.+  Private investor for the past five years;       1994
                         President and Chairman of the Board of
                         Tine W. Davis Family-WD Charities, Inc.;
                         President of Red Wing Properties, Inc.;
                         Director of Enstar Group, Inc., Winn-Dixie
                         Stores, Inc., Secured Document Systems,
                         Inc., and Associated Industries Insurance
                         Services, Inc. Mr. Davis also serves as
                         Chairman of the Board of Transit Group,
                         Inc.
 John R. Kennedy (69)*.+ Retired as President, Chief Executive           1999
                         Officer and Director of Federal Paper
                         Board Company in 1996 after 44 years with
                         that company. Currently serves as a
                         Director of International Paper Company,
                         Spartech Corporation, Pioneer Companies,
                         Inc., and Chase Brass Industries, Inc. and
                         is Chairman of the Board of Trustees of
                         Georgetown University.

                                                                      Year First
                                 Positions With the Company;            Became
                                Principal Occupations during          Director of
       Name (Age)             Past 5 Years; Other Directorships       the Company
 ----------------------- ------------------------------------------   -----------
 Michael D. Abney (64)*  Senior Vice President of the Company since      1997
                         March 1995 and Chief Financial Officer of
                         the Company since joining the Company in
                         November 1992. He is a certified public
                         accountant and was a partner with
                         PricewaterhouseCoopers LLP for 22 years
                         prior to joining the Company, most
                         recently as managing partner of
                         PricewaterhouseCoopers LLP's Jacksonville,
                         Florida office.

--------
* Member of the Nominating Committee.
 . Member of the Audit Committee.
+ Member of the Compensation Committee.

  BOARD OF DIRECTORS AND STANDING COMMITTEES. Regular meetings of the Board of Directors are held approximately four times a year, with special meetings as needed. During 1999, the Board of Directors held eleven (11) total meetings. Each director attended at least 75% of the aggregate of: (i) all meetings of the Board of Directors and (ii) all meetings of Board committees on which he served during 1999.

  The Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee which are described below. Members of these committees are generally elected annually at the regular Board of Directors meeting held in conjunction with the annual shareholders meeting, but changes may be made at the Board's discretion at any time.

  AUDIT COMMITTEE. The Audit Committee is comprised of Messrs. Tanous (Chairman), Davis and Kennedy, none of whom is an officer of the Company. Mr. Tanous and Mr. Kennedy were added to this Committee on July 30, 1999 and September 29, 1999, respectively, replacing former outside directors on the Committee. Regular meetings of the Audit Committee are scheduled to be held twice a year. The Audit Committee met two (2) times during 1999. The principal responsibilities of and functions generally performed by the Audit Committee are reviewing the Company's internal controls and the objectivity of its financial reporting, monitoring the Company's Year 2000 Compliance Plan, making recommendations regarding the Company's employment of independent auditors and reviewing the annual audit with the auditors. On March 27, 2000, based upon the recommendations of the Blue Ribbon Committee of the New York Stock Exchange and in accordance with the Securities and Exchange Commission's recent rulemaking regarding Audit Committees, the Audit Committee approved an Audit Committee Charter, to be effective in June 2000, which states the responsibilities of the Audit Committee. The Audit Committee Charter was then approved by the entire Board.

  COMPENSATION COMMITTEE. The Compensation Committee is comprised of Messrs. Davis (Chairman), Kennedy and Tanous. Mr. Kennedy was appointed to the Compensation Committee on September 29, 1999. During 1999, the Compensation Committee met four times. This Committee has the responsibility of approving the compensation arrangements for senior management of the Company, including annual incentive compensation. It also recommends to the Board of Directors adoption of any compensation plans in which officers and directors of the Company are eligible to participate.

  NOMINATING COMMITTEE. The Nominating Committee is comprised of Messrs. Tanous (Chairman), Davis, Kennedy, Abney and Dewan. This committee met this year as a full Board and nominated John Kennedy for membership on the Board. This committee's principal responsibility is to investigate and nominate potential members of the Board and it relies on the procedures in the Company's Bylaws to consider nominees recommended by shareholders.

                     PRINCIPAL SHAREHOLDERS AND SECURITIES
                            OWNERSHIP OF MANAGEMENT

  The following table shows the beneficial ownership as of April 3, 2000 of:
(i) each director and nominee for director, (ii) the Named Executive Officers, as defined below, (iii) those persons known to the Company to be beneficial owners of more than 5% of its outstanding Common Stock, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the shareholders listed below exercises sole voting and dispositive power over the shares.

                                                   Shares Beneficially Owned
                                                   ------------------------------
   Name                                               Number        Percent(1)
   ----                                            --------------- --------------
   Derek E. Dewan(2).............................        3,733,101         3.74
   T. Wayne Davis(3).............................          312,067            *
   Peter J. Tanous(4)............................           45,001            *
   John R. Kennedy(5)............................            5,000            *
   Michael D. Abney(6)...........................        1,078,456         1.11
   Marc M. Mayo(7)...............................          200,000            *
   Timothy D. Payne(8)...........................          303,000            *
   George A. Bajalia(9)..........................           33,334            *
   Massachusetts Financial Services Company(10)..       12,461,837        12.93
   FMR Corp.(11).................................        6,466,251         6.71
   Legg Mason, Inc.(12)..........................        6,393,330         6.63
   J. & W. Seligman & Co., Incorporated(13)......        5,105,285         5.30
   All directors and executive officers as a
    group (8 persons)(14)........................        5,709,959         5.62

--------
  * Indicates less than 1%.

(1) Percentage is determined on the basis of 96,406,636 shares of Common Stock outstanding as of April 3, 2000, plus shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act").

(2) Mr. Dewan owns or has options to acquire a total of 4,233,100 shares of Common Stock, including the 3,733,101 shares shown in the table above. Mr. Dewan's 4,233,100 shares consist of: (i) 276,100 shares held in his name (ii) 3,457,000 shares held pursuant to options that are exercisable within 60 days of April 3, 2000; and (iii) 500,000 options that will vest over the next two years.

(3) Mr. Davis beneficially owns or has options to acquire 345,400 shares of Common Stock, including the 312,067 shares shown in the table above. Mr. Davis' 345,400 shares consist of: (i) 130,000 shares held in his name;
     (ii) 30,000 shares held by Tine W. Davis Family-WD Charities, Inc., a foundation, over which Mr. Davis has sole voting and dispositive power;
     (iii) 5,400 held in Mr. Davis' wife's name; (iv) 146,667 shares held pursuant to options that are exercisable within 60 days of April 3, 2000; and (v) options for 33,333 shares which vest over the next two years.

(4) Mr. Tanous owns or has options to acquire a total of 111,000 shares of Common Stock, including the 45,001 shares shown in the table above. Mr. Tanous' 111,000 shares consist of: (i) 1,000 shares held in his name;
     (ii) 44,001 shares held pursuant to options that are exercisable within 60 days of April 3, 2000; and (iii) options for 65,999 shares which vest over the next two years.

(5) Mr. Kennedy owns or has options to acquire 65,000 shares of Common Stock, including the 5,000 shares shown in the table above. Mr. Kennedy's 65,000 shares consist of: (i) 5,000 shares held in his own name; and (ii) options for 60,000 shares which vest over the next five years.

(6) Mr. Abney owns or has options to acquire a total of 1,111,789 shares of Common Stock, including the 1,078,456 shares shown in the table above. Mr. Abney's 1,111,789 shares consist of: (i) 36,320 shares held in his name; (ii) 79,000 shares held in his wife's name; (iii) 6,469 shares held in his son's name; (iv) 956,667 shares held pursuant to options that are exercisable within 60 days of April 3, 2000; and (v) 33,333 options that will vest over the next year.

(7) Mr. Mayo owns or has options to acquire a total of 350,000 shares of Common Stock, including the 200,000 shares shown in the table above. Mr. Mayo's 350,000 shares consist of: (i) 200,000 shares held pursuant to options that are exercisable within 60 days of April 3, 2000; and (ii) 150,000 options that will vest over the next three years.

(8) Mr. Payne owns or has options to acquire a total of 638,333 shares of Common Stock, including the 303,000 shares included in the table above. Mr. Payne's 638,333 shares consist of: (i) 303,000 shares held pursuant to options that are exercisable within 60 days of April 3, 2000; and (ii) 335,333 options that will vest over the next two years.

(9) Mr. Bajalia owns or has options to acquire a total of 100,000 shares of Common Stock, including the 33,334 shares included in the table above. Mr. Bajalia's 100,000 shares consist of: (i) 33,334 shares held pursuant to options that are exercisable within 60 days of April 3, 2000; and (ii) 66,666 options that will vest over the next two years.

(10) Based on information the Company obtained from Massachusetts Financial Services Company's Schedule 13-G filed as of February 10, 2000, the business address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116. Massachusetts Financial Services Company reports to have sole voting power for 11,678,641 shares of Common Stock and sole dispositive power for 12,461,837 shares of Common Stock. The 12,461,837 shares of Common Stock are held by Massachusetts Financial Services Company and certain other affiliates that include the MFS Series Trust II-MFS Emerging Growth Stock Fund.

(11) Based on information the Company obtained from FMR Corp.'s Schedule 13-G filed as of April 13, 1999, the business address of FMR Corp is 82 Devonshire Street, Boston, MA 02109. FMR Corp. reports to have sole voting power for 123,900 shares of Common Stock and sole dispositive power for 6,466,251 shares of Common Stock. These shares are held through various subsidiaries and affiliates of FMR Corp., including Fidelity Management & Research Company, an investment adviser to various investment companies, Fidelity Management Trust Company, Edward C. Johnson 3d and Abigail P. Johnson.

(12)  Based on information the Company obtained from Legg Mason, Inc.'s
      Schedule 13-G filed as of February 14, 2000, the business address of Legg Mason, Inc. is 100 Light Street, Baltimore, MD 21202. Legg Mason Inc. reports to have sole voting power for 4,800,000 shares of Common Stock and shared dispositive power for 6,393,330 shares of Common Stock. These shares are held by various subsidiaries of Legg Mason, Inc., including Legg Mason Fund Advisor, Inc., Legg Mason Wood Walker, Inc., Legg Mason Capital Management, Inc., Legg Mason Trust, fsb, and Brandywine Asset Management, Inc., all as investment advisers.

(13) Based on information the Company obtained from J. & W. Seligman & Co. Incorporated's ("JWS") Schedule 13-G filed as of February 10, 2000, the business address of JWS is 100 Park Avenue, 8th Floor, New York, NY 10006. JWS reports to have shared voting power for 4,823,300 shares and shared dispositive power for 5,105,285 shares. William C. Morris, as the owner of a majority of the outstanding voting securities of JWS, may be deemed to beneficially own the shares reported by JWS.

(14) Includes 5,140,669 held pursuant to options that are exercisable within 60 days of April 3, 2000.

  Notwithstanding anything to the contrary as set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report and the Comparative Stock Performance shall not be incorporated by reference into any such filings.

                         COMPENSATION COMMITTEE REPORT

  The Company's overall compensation philosophy includes: attracting and retaining quality executive talent; reinforcing strategic performance objectives; and ensuring shared goals between the executive officers and shareholders. Thus, there are three components to executive compensation: base salary; incentive compensation; and equity participation.

  BASE SALARY. In establishing the base salaries of executive officers, attention is given to attracting and retaining quality management. The Company looks to both the levels of compensation in the information technology and professional services industry and the marketplace for executives with similar experience and abilities to determine the amount of base compensation. The Company's intent with respect to base compensation, which has been established pursuant to employment agreements in the case of Messrs. Dewan, Abney, Mayo, Payne and Bajalia that are described elsewhere in this Proxy Statement, is to set the level commensurate with the total compensation level of the industry and marketplace and emphasize incentive compensation and equity participation based upon performance.

  INCENTIVE COMPENSATION. During 1999, with advice from William M. Mercer Company, the Compensation Committee adopted the Senior Executive Annual Incentive Plan (the "Incentive Plan"). The purposes of the Incentive Plan are to encourage management to focus on key corporate, business unit, and individual performance objectives, to align management efforts and rewards with shareholder interests, and to assist in the attraction and retention of qualified management talent through a competitive compensation package. Under the Incentive Plan, each Senior Executive Officer is assigned certain financial and other targets and the incentive compensation is based, in large part, upon the achievement by the Company, Business Unit and Senior Executive Officer of such targets.

  EQUITY PARTICIPATION. The Committee strongly believes that to encourage the long-term growth of shareholders' value each executive officer must have some form of equity participation. Thus, each of the executive officers participates in stock ownership via either pre-existing ownership of stock or via stock options. During fiscal 1999, pursuant to the Company's stock plans, there were option or stock grants for 1,950,000 shares of common stock to executive officers and 4,307,285 shares of common stock to other employees.

  CHIEF EXECUTIVE OFFICER. Mr. Dewan has been President and Chief Executive Officer of the Company since January 1, 1994. Since his arrival, the Company has consistently increased revenues. Mr. Dewan's incentive compensation in 1999 was based upon the Incentive Plan as well as subjective factors considered by the Compensation Committee. In light of the contributions Mr. Dewan has made to the Company, including the substantial growth of the Company during his tenure with the Company and the strategic direction with which he has provided the Company, the Compensation Committee considers the amount of Mr. Dewan's compensation for fiscal 1999 to be reasonable.

  To the extent determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Interpretations of and changes in the tax laws and other factors beyond the Committee's control affect the deductibility of compensation.
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1,000,000 unless certain requirements are met. The Committee believes that the Amended and Restated 1995 Stock Option Plan complies with Section 162(m) and, therefore, stock options and stock appreciation rights ("SARs") granted under this plan would qualify for the corporate tax deduction.

  As it has done in the past, the Committee intends to design future compensation awards for the executive officers subject to the deduction limit so the corporate tax deduction is maximized without limiting the Committee's flexibility to attract and retain qualified executives to manage the Company. However, the Committee will not necessarily limit executive compensation to that deductible under Section 162(m). The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

  The Committee exercises judgment and discretion in the information it reviews and the analyses it considers. The Committee also obtained the advice of an outside compensation consultant to assist it in making decisions regarding executive compensation.

  The foregoing report has been furnished by:

                                       MODIS PROFESSIONAL SERVICES, INC.
                                       COMPENSATION COMMITTEE

                                       T. Wayne Davis, Chairman
                                       Peter J. Tanous
                                       John R. Kennedy

                         COMPARATIVE STOCK PERFORMANCE

  The following graph compares the cumulative total shareholder return (stock price appreciation) on the Company's Common Stock with the cumulative total return (stock price appreciation and reinvested dividends) on the S&P 500 index, and the common stock of seven companies in the information technology and/or professional services staffing business (the "Self-Determined Peer Group"), as described below, for the period beginning December 30, 1994 and ending December 31, 1999 (the last trading date in the Company's 1999 fiscal year), assuming the reinvestment of any dividends and assuming the investment of $100 in each. The Company's Common Stock was traded on the Nasdaq National Market until November 15, 1996, at which time it commenced trading on the New York Stock Exchange under the symbol ASI. On September 27, 1998, the Company's stock symbol on the New York Stock Exchange changed to MPS when it changed its name to Modis Professional Services, Inc.

                              [GRAPH APPEARS HERE]

                                    LEGEND

CRSP Total Return Index for:      12/30/94 12/29/95 12/31/96 12/31/97 12/31/98 12/31/99
----------------------------      -------- -------- -------- -------- -------- --------
Modis Professional Services, Inc.  100.0    640.0    921.8   1,003.6   638.2    621.8
S&P 500 Stock                      100.0    137.6    169.5     226.1   291.8    353.3
Self-Determined Peer Group         100.0    180.8    313.6     582.2   568.8    441.3

  Total return calculations for the Company, the S&P 500 Stocks, and the Self-Determined Peer Group were prepared by the Center for Research in Security Prices, The University of Chicago. The Self-Determined Peer Group is composed of the stocks of certain companies selected by the Company in the information technology and/or professional services staffing business, and includes the following companies: CIBER, Inc., Data Processing Resources Corp., Metamor Worldwide, Inc., Romac International, Inc., Computer Horizons Corp., Keane, Inc., and Robert Half International, Inc. Total returns were calculated based on cumulative total return, assuming the value of the investment in the Company's Common Stock and in each index on December 30, 1994 was $100 and that all dividends were reinvested. The indexes are reweighted daily, using the market capitalization on the previous trading day. On December 16, 1999, shares of Xpedior, Inc., a subsidiary of Metamor Worldwide, commenced trading on NASDAQ following the IPO of such shares. No adjustment has been made to reflect such IPO. On August 30, 1999, Data Processing Resources Corp. ("DPRC') was acquired by Compuware Corporation. If DPRC was not included in the Self-Determined Peer Group, the year-end total return figures for the periods shown above would have been 100.0, 180.8, 320.0, 600.3, 583.7 and 447.5, respectively.

                            EXECUTIVE COMPENSATION

  The following table summarizes the compensation paid or accrued by the Company for services rendered during the fiscal years indicated to the Company's Chief Executive Officer and to the Company's four most highly compensated executive officers who were serving the Company as executive officers on December 31, 1999 and whose total salary and bonus exceeded $100,000 during the year ended December 31, 1999 (the "Named Executive Officers"). The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the periods shown.

                          SUMMARY COMPENSATION TABLE

                                                       Long-Term
                                                  Compensation Awards
                                                  -------------------
                           Annual Compensation        Securities
                         ------------------------     Underlying         All Other
                         Year Salary($) Bonus($)     Options/SARs     Compensation($)
                         ---- --------- --------- ------------------- ---------------
Derek E. Dewan.......... 1999  500,000    500,000      1,450,000          48,282(1)
 Chairman, President and 1998  350,000  3,700,000        500,000          50,808
 Chief Executive Officer 1997  350,000  3,903,720            --           30,066

Michael D. Abney........ 1999  250,000    125,000        400,000             --
 Senior Vice President,  1998  200,000    740,000        100,000             --
  Treasurer
 and Chief Financial     1997  200,000    681,948            --              --
  Officer

Marc M. Mayo............ 1999  250,000    175,000        100,000             --
 Senior Vice President,  1998  200,000    600,000        150,000             --
  Secretary
 and General Counsel(2)  1997  183,333    200,000        100,000             --

Timothy D. Payne........ 1999  400,000    320,000            --              --
 President, modis,       1998  250,000    556,704        500,000             --
  Inc.(3)
                         1997  212,500    220,045        200,000             --

George A. Bajalia....... 1999  200,000    200,000            --              --
 President Professional  1998   40,385        --         100,000             --
 Services Division(4)    1997      --         --             --              --

--------
(1) Comprised of $42,444 for life insurance premiums and $5,838 for disability insurance premiums.
(2) Mr. Mayo is Senior Vice President, Secretary and General Counsel of the Company. He has served as Senior Vice President and General Counsel since February 1, 1997 and as Secretary since May 1998. Prior to his employment with the Company, Mr. Mayo was with the law firm of Coffman, Coleman, Andrews & Grogan in Jacksonville, Florida for fourteen years, the last nine as partner. Mr. Mayo is 45 years old.
(3) Mr. Payne is President and Chief Operating Officer of modis, Inc., a wholly owned subsidiary of the Company. He has served in this position since March 1997. From 1994 until March 1997, Mr. Payne was President and Chief Executive Officer of Openware Technologies, Inc., a systems integrator which was acquired by the Company in June 1996. Mr. Payne is 41 years old.
(4) Mr. Bajalia is President and Chief Operating Officer of the Professional Services Division of the Company. Mr. Bajalia joined the Company in September 1998 as Senior Vice President--Corporate Development and Operations. In March 1999 he was promoted to his current position. Prior to joining the Company, Mr. Bajalia was employed for five years by Wickes, Inc., most recently as Senior Vice President and Chief Financial Officer. Wickes is a leading publicly traded supplier and manufacturer of building materials. Mr. Bajalia is 42 years old.

OPTIONS GRANTED IN LAST FISCAL YEAR.

  The following table sets forth information concerning each grant of stock options to the Named Executive Officers during the year ended December 31, 1999.

                       Option Grants in Last Fiscal Year

                                                                                          Potential Realizable Value
                                                                                           at Assumed Annual Rate of
                                                                                         Stock Price Appreciation for
                                                Individual Grants                               Option Term(2)
                         --------------------------------------------------------------- -----------------------------
                                               Percent of Total
                         Number of Securities Options Granted to  Exercise or
                          Underlying Options  Employees in Fiscal Base Price  Expiration
Name                           Granted               Year          ($/Sh)(1)     Date          5%            10%
----                     -------------------- ------------------- ----------- ---------- -------------- --------------
Derek E. Dewan..........      1,450,000              23.17          14.625     1/01/09   $   13,336,497 $   33,797,301
Michael D. Abney........        400,000               6.39          14.625     1/01/09        3,679,034      9,323,393
Marc M. Mayo............        100,000               1.60          12.563     7/12/09          790,080      2,002,219
Timothy D. Payne........            --                 --              --          --               --             --
George A. Bajalia.......            --                 --              --          --               --             --

--------
(1) All options were granted at the market value on the date of grant based generally on the last sale price on the date of grant of the Company's Common Stock.
(2) The dollar amounts under these calculations are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock or the present or future value of the options.

  The following table sets forth information regarding the number of options exercised, the value realized on such exercises and the value of unexercised options as of December 31, 1999, by each of the Named Executive Officers.

                   Aggregated Option Exercises in Last Fiscal
                     Year and Fiscal Year-End Option Values

                                                                               Value of Unexercised
                                                   Number of Securities            In-the-Money
                         No. of Shares            Underlying Unexercised        Options at Fiscal
                          Acquired on   Value   Options at Fiscal Year End           Year End
Name                       Exercise    Realized Exercisable/Unexercisable  Exercisable/Unexercisable(1)
----                     ------------- -------- -------------------------- ----------------------------
Derek E. Dewan..........       --           --     3,123,667 / 833,333       $2,787,560 / --
Michael D. Abney........    11,000     $100,870      923,334 / 66,666           908,000 / --
Marc M. Mayo............       --           --       116,667 / 233,333               -- / $  168,750
Timothy D. Payne........       --           --       236,334 / 401,999          520,834 /  1,041,666
George A. Bajalia.......       --           --        33,334 / 66,666           104,169 /    208,331

--------
(1) The closing price of the Company's Stock on the New York Stock Exchange on December 31, 1999, the last trading day of the Company's fiscal year, was $14.25.

EMPLOYMENT AGREEMENTS

  The Company entered into an amended and restated employment agreement effective January 1, 1999 with Derek E. Dewan, the Company's President and Chief Executive Officer, that provides for an annual base salary of $500,000, plus incentive compensation under the Incentive Plan of between 50% and 125% of base salary. If Mr. Dewan's employment is terminated by the Company for reasons other than cause or by Mr. Dewan for good reason, the agreement provides for any unvested options to become immediately vested and exercisable and for Mr. Dewan to receive a lump sum payment equal to three (3) times the sum of (i) his base salary as of the date of termination, and (ii) the target bonus opportunity under the Incentive Plan based on the target bonus opportunity for the year of termination; plus (iii) employee and dependent medical, dental and hospital benefits would continue to be provided at the Company's expense (either group or individual policy) for a period of two years following the date of termination. Any unvested options also will vest upon a change in control. In addition, the employment agreement provides for Mr. Dewan to receive a car allowance, life and disability insurance and Company-paid club dues. Mr. Dewan's employment agreement expires on December 31, 2000, subject to an automatic one year renewal unless canceled by either party in accordance with the terms of the Employment Agreement.

  Effective January 1, 1999, the Company entered into a one-year employment agreement with Michael D. Abney, the Company's Senior Vice President, Treasurer and Chief Financial Officer that provides for an annual base salary of $250,000 plus incentive compensation under the Incentive Plan of between 40% and 150% of base salary. Pursuant to the agreement, if Mr. Abney's employment is terminated by the Company without cause or by Mr. Abney for good reason, he will receive a lump sum payment equal to the sum of Mr. Abney's base salary as of the date of termination and Mr. Abney's threshold bonus opportunity under the Incentive Plan based on the threshold bonus opportunity for the year of termination. In addition, in the event of his termination by the Company without cause or by Mr. Abney for good reason, or if there is a change in control of the Company, the agreement provides for the automatic vesting of any unvested stock options held by Mr. Abney on such date. On December 15, 1999, the Compensation Committee renewed Mr. Abney's Employment Agreement for calendar year 2000.

  Effective January 1, 1999, the Company entered into an employment agreement with Marc M. Mayo, the Company's Senior Vice President, Secretary and General Counsel, that provides for an annual base salary of $250,000 plus incentive compensation under the Incentive Plan of between 25% and 100% of base salary. Pursuant to the agreement, if Mr. Mayo's employment is terminated by the Company without cause or by Mr. Mayo for good reason, he will receive a lump sum payment equal to two (2) times the sum of (i) his base salary as of the date of termination and (ii) his threshold bonus opportunity under the Incentive Plan based on the threshold bonus opportunity for the year of termination. In addition, in the event of termination by the Company without cause or by Mr. Mayo with good reason, of if there is a change in control of the Company, the agreement provides for the automatic vesting of any unvested stock options held by Mr. Mayo on such date. The term of this Employment Agreement expires December 31, 2000, subject to an automatic one year renewal unless terminated by either party in accordance with the terms of the Employment Agreement.

  Effective January 1, 1999, the Company entered into an employment agreement with Timothy D. Payne, the President and Chief Operating Officer of modis, Inc., that provides for an annual base salary of $400,000 plus incentive compensation under the Incentive Plan of between 30% and 160% of base salary. Pursuant to the agreement, if Mr. Payne's employment is terminated by the Company without cause or by Mr. Payne for good reason, he will receive a lump sum payment equal to two (2) times the sum of (i) his base salary as of the date of termination and (ii) his threshold bonus opportunity under the Incentive Plan based on the threshold bonus opportunity for the year of termination. In addition, in the event of termination by the Company without cause or by Mr. Payne with good reason, of if there is a change in control of the Company, the agreement provides for the automatic vesting of any unvested stock options held by Mr. Payne on such date. The term of this Employment Agreement expires December 31, 2000, subject to an automatic one year renewal unless terminated by either party in accordance with the terms of the Employment Agreement.

  Effective January 1, 1999, the Company entered into an employment agreement with George A. Bajalia, President and Chief Operating Officer of the Professional Services Division, that provides for an annual base salary of $200,000 plus incentive compensation under the Incentive Plan of between 30% and 160% of base salary. Pursuant to the agreement, if Mr. Bajalia's employment is terminated by the Company without cause or by Mr. Bajalia for good reason, he will receive a lump sum payment equal to two (2) times the sum of (i) his base salary as of the date of termination and (ii) his threshold bonus opportunity under the Incentive Plan based on the threshold bonus opportunity for the year of termination. In addition, in the event of termination by the

Company without cause or by Mr. Bajalia with good reason, of if there is a change in control of the Company, the agreement provides for the automatic vesting of any unvested stock options held by Mr. Bajalia on such date. The term of this Employment Agreement expires December 31, 2000, subject to an automatic one year renewal unless terminated by either party in accordance with the terms of the Employment Agreement.

DIRECTOR'S COMPENSATION

  FEES AND OTHER COMPENSATION. During 1999, each non-employee director received from the Company an annual retainer (paid quarterly) of $25,000, Committee chairs received an additional fee of $2,500, and attendance fees of $1,000 per Board meeting ($500 for telephonic meetings), and $500 for Committee meetings not held on the day of a regularly scheduled Board meeting.

  AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR STOCK PLAN. The Company provides a stock option plan for non-employee directors (the "Director Plan"). A total of 1,600,000 shares of Common Stock are currently reserved for issuance under the Director Plan. The Director Plan is administered by the full Board of Directors.

  The Director Plan provides for the issuance of non-qualified options to purchase 60,000 shares of Common Stock to each new non-employee director, upon first being appointed or elected, at an exercise price equal to the fair market value of the stock on the date of grant. The options become exercisable ratably over a five-year period. The awards have a term of ten years but are only exercisable for a maximum of three years after the participant ceases to be a director of the Company; however, if a participant ceases to be a director within one year of initial appointment or election, the options granted shall be canceled.

  In addition, the Director Plan provides for the annual issuance of non-qualified options to purchase 20,000 shares of Common Stock to each director, upon reelection, at an exercise price equal to the fair market value of the stock on the date of grant. The options become exercisable ratably over a three-year period. The Board of Directors may also grant additional options to non-employee directors from time to time as the Board may determine in its discretion. The Board has agreed to assess the continued viability of this Plan in light of proposed accounting changes which make the Director Plan costlier to the Company. In the absence of continuing to award stock options, the Board will consider other forms of equity participation for non-employee directors.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  The Compensation Committee, which was formed in fiscal 1994, is presently comprised of Messrs. Davis, Tanous and Kennedy. Mr. Davis, the Chairman of the Company's Compensation Committee, is the Chairman of the Board of Transit Group, Inc. Mr. Dewan serves on the Board of Directors of Transit Group, Inc.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company is aware of no transactions involving the Company and current directors, executive officers, and the holders of five percent (5%) of the Company's Common Stock, or their related parties. The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Messrs. Dewan, Abney and Mayo inadvertently failed to timely file a Form 5 to reflect exempt stock option awards during 1999. Each of such persons have since filed the appropriate form.

                     INDEPENDENT CERTIFIED PUBLIC ACCOUNTS

  The Company has selected the firm of PricewaterhouseCoopers LLP to serve as the independent certified public accountants for the Company for the current fiscal year ending December 31, 2000. That firm has served as the auditors for the Company since 1992. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters to come before the Annual Meeting; however, if any other matters properly come before the Annual Meeting it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the Annual Meeting, such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

                             SHAREHOLDER PROPOSALS

  Shareholders are hereby notified that if they wish a proposal to be included in the Company's Proxy Statement and form of proxy relating to the 2001 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than December 23, 2000. To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in the Company's proxy materials.

  In accordance with the Company's Bylaws, shareholders who wish to submit a proposal for consideration at the Company's 2001 annual meeting of shareholders but who do not wish to submit the proposal for inclusion in the Company's proxy statement pursuant to Rule 14a-8 as promulgated under the Securities Exchange Act of 1934, must deliver a copy of their proposal to the Company at its principal executive offices no later than December 23, 2000.

                                 ANNUAL REPORT

  A copy of the Company's Annual Report for the year ended December 31, 1999, accompanies this Proxy Statement. Additional copies may be obtained by writing to Tyra Tutor, Vice President, Office of the Chairman, at 1 Independent Drive, Jacksonville, Florida 32202.

                           EXPENSES OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies. Certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to solicitation by mail. Should the Company's management deem it appropriate, the Company may also retain the services of Corporate Communications, Inc. and/or Morrow & Co., Inc. to aid in the solicitation of proxies for which the Company anticipates it would pay a fee not to exceed, in the aggregate, $10,000 plus reimbursement of expenses.

Date: April 21, 2000

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED.

                       MODIS PROFESSIONAL SERVICES, INC.
                              1 Independent Drive
                          Jacksonville, Florida 32202

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
  KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of Modis Professional Services, Inc., a Florida corporation (the "Company"), do hereby nominate, constitute, and appoint Derek E. Dewan and Michael D. Abney, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the Common Stock, par value $.01 per share, of the Company, standing in my name on its books on April 3, 2000, at the Annual Meeting of its Shareholders to be held in the Auditorium in the Modis Building, 1 Independent Drive, Jacksonville, Florida on May 24, 2000, at 11:00 a.m., local time, or at any adjournment thereof.

1. Election of the following nominees as directors:

                       Derek E. Dewan, Peter J. Tanous,
             T. Wayne Davis, John R. Kennedy and Michael D. Abney.

      [_] FOR all nominees listed    [_] WITHHOLD AUTHORITY
        (except as marked to the       to vote for all nominees listed
       contrary)

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name(s) in the space provided below.)

-------------------------------------------------------------------------------
                         (Continued on the other side)

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
                                              This proxy, when properly
                                              executed, will be voted in the
                                              manner directed herein by the
                                              undersigned shareholder. If you
                                              sign without otherwise marking
                                              the form, the securities will be
                                              voted as recommended by the
                                              Board of Directors on all
                                              matters to be considered at the
                                              meeting. Please sign exactly as
                                              your name appears hereon. When
                                              shares are held by joint
                                              tenants, both should sign. When
                                              signing as attorney, executor,
                                              administrator, trustee or
                                              guardian, please give full title
                                              as such. If a corporation,
                                              please sign in full corporate
                                              name by president or other
                                              authorized officer. If a
                                              partnership please sign in
                                              partnership name by authorized
                                              person. Make sure that the name
                                              on your stock certificate(s) is
                                              exactly as you indicate below.

                                              ---------------------------------
                                                          Signature

                                              ---------------------------------
                                                  Signature if jointly held

                                              Dated: ____________________, 2000

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                           SELF-ADDRESSED ENVELOPE.